Exhibit 99.1

Bank of The James Reports Triple Digit Earnings Growth in First Quarter 2013

Financial Highlights

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Net income for the quarter ended March 31, 2013 grew 118% to $788,000 or $0.24 per diluted share, compared with net income of $360,000 or $0.11 per diluted share for the same period a year ago, primarily reflecting asset quality improvement, a 25% decline in interest expense, and 44% year-over-year growth in noninterest income. This performance followed the bank’s reported 255% earnings growth in calendar 2012 versus 2011.

•	Sharply improved asset quality drove a 69% reduction in the company’s provision for loan losses in first quarter 2013 compared with first quarter 2012.

•

Return on average assets (ROAA) was 0.74% in first quarter 2013, up from 0.34% in first quarter 2012, while the company’s return on average equity increased sharply to 11.02% compared with 5.38% in the prior year’s first quarter.

•	The company’s book value per share grew to $8.94, up 10.5%, compared with $8.09 per share a year earlier.

•	Total stockholders’ equity increased to $29.97 million at March 31, 2013 compared with $27.04 million at March 31, 2012.

•

Net loans increased to $325.51 million in first quarter 2013, compared with $312.19 million in first quarter 2012 and $319.92 at December 31, 2012, reflecting growth in commercial and residential lending.

•

The ratio of nonperforming loans to total loans declined to 1.82% in first quarter 2013 compared with 3.07% in first quarter 2012, reflecting total nonperforming loans of $6.04 million in first quarter 2013 – a 38% reduction from $9.78 million at the end of the first quarter 2012.

•

The bank and company remained “well capitalized” by accepted regulatory standards, with a tier 1 to average total assets ratio of 8.65% at the bank and 7.25% at the holding company, a tier 1 risk-based capital ratio of 11.42% at the bank and 9.57% at the holding company, and a total risk-based capital ratio of 12.68% at the bank and 10.83% at the holding company.

Lynchburg, VA., April 26, 2013 – Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg MSA or “Region 2000,” today announced unaudited results for the quarter ended March 31, 2013.

“We were very pleased that our continuing focus on asset quality had a positive impact on earnings, and we were encouraged by the forward traction we demonstrated in our lending and deposit gathering activities during the first quarter,” said Robert R. Chapman III, President and CEO. “We were particularly pleased with the growth of our commercial banking business. We feel the bank’s first quarter results reflect the shift we are making from past several years, where we needed to devote much of our attention to strengthening the bank’s balance sheet and asset quality.

“Even when our top priority was to improve balance sheet quality, we made investments in technology, improved credit and risk management capabilities, and made key additions to our lending and account relationship teams. We were confident the bank could address asset quality issues, and wanted to be prepared to move forward with renewed vigor to return to growing the bank.

“We offer a full range of banking and investment services, backed by outstanding capabilities and service, which we feel is a requirement for winning and retaining customers. Additionally, we believe our longstanding commitment to serving our community and understanding our customers differentiates Bank of the James from the competition. We continue to work through a challenging economic and interest rate environment, however, we welcome the opportunity to return our primary focus on growth.”

Financial Highlights and Overview

For the three months ended March 31, 2013, net interest income after provision for loan losses was $3.69 million, compared with net interest income after provision for loan losses of $3.12 million for the three months ended March 31, 2012. The increase reflected a decline in the bank’s provision for loan losses to $235,000 compared with $750,000 in the prior year’s first quarter and interest expense of $616,000 in first quarter 2013 compared with $820,000 in first quarter 2012.

The bank’s net interest margin was 4.06% in first quarter 2013 compared with 3.94% in first quarter 2012. During 2012, the bank reduced its use of higher-cost Federal Home Loan Bank (FHLB) borrowings, resulting in a decrease in FHLB-related borrowing interest expense from $74,000 in the prior year’s quarter to $19,000 in first quarter 2013, which also contributed to a modest improvement in the bank’s net interest margin. Management noted the bank’s ability to fund lending activity with core deposits; however, the bank remains able to lock in long-term wholesale borrowings at today’s lower rates, if necessary, in order to fund continued loan growth.

J. Todd Scruggs, CFO, commented: “Ongoing interest rate management, including diligence in re-pricing deposits to match prevailing rates, contributed to holding the line on interest expense. We were encouraged by our continuing ability to rely on lower cost core deposits to fund lending activities, which has enabled us to reduce our use of higher cost wholesale borrowing during the past several quarters. This contributed to an interest spread of 3.95% in first quarter 2013 compared with 3.82% in first quarter 2012.”

He explained the bank expects continued significant pressure on margins as long as interest rates remain at historic lows. The bank continues to re-price interest-bearing deposits or allow them to run off. “We also feel our expanded commercial banking activity will provide access to noninterest bearing demand deposits that will, to some degree, help relieve the pressure on margins and contribute to core deposits to fund lending. We feel overall deposit retention has been encouraging, and reflects our willingness to offer competitive deposit rates and a relationship-oriented approach to banking that results in less rate-shopping.”

Non-interest income, which includes fees from mortgage origination, gain on the sale of securities, and fees on services such as brokerage and insurance services, was $964,000 for the quarter ended March 31, 2013 compared with $671,000 for the quarter ended March 31, 2012. Mortgage fee income was $319,000 compared with $226,000 in the prior year’s first quarter, reflecting increased gains on sales of residential mortgages in the secondary market. Fee income from services grew to $303,000 in first quarter 2013 compared with $283,000 in first quarter 2012, the increase partially reflecting increased fees generated by an expanded suite of commercial treasury management services implemented during the latter part of 2012, and modest growth in the bank’s insurance and investment services lines of business.

Noninterest expense in first quarter 2013 was $3.53 million compared with $3.28 million in first quarter 2012. The increase primarily reflected higher salaries, commissions, and employee benefits as the company expanded its commercial lending and mortgage production.

The bank’s efficiency ratio was 72.28% in first quarter 2013, as compared to 72.38% in first quarter 2012. Chapman said: “We expect our efficiency ratio to improve as problem assets decline and we sell OREO properties and the full impact of improvements and technological upgrades to drive more efficient operations continue to take effect. Our ability to focus more of our attention to growth rather than dealing with troubled assets is having a positive impact on the productivity and morale in our offices.

Total deposits at March 31, 2013 decreased to $385.19 million from $399.02 million at December 31, 2012 and $386.59 million at March 31, 2012. The balance as of December 31, 2012 temporarily increased because of several deposits to professional settlement accounts related to end-of-the-year real estate and business closings. The decrease as of March 31, 2013 reflects the expected disbursements from these accounts. We continued to have strong deposit retention during the last twelve months, which is reflected by the fact that deposits were essentially unchanged from March 31, 2012.

Total loans, net of allowance for loan loss and including loans held for sale, were $326.31 million at March 31, 2013, compared with $313.19 million at March 31, 2012 and $320.83 million at December 31, 2012. The larger loan portfolio primarily reflected growth in commercial and construction lending partially offset by a small number of loan pay-offs in first quarter 2013 and the removal of non-performing loans from the portfolio in 2012.

Michael A. Syrek, EVP and Senior Lending Officer, commented: “The bank had $23.66 million in new loans and commitments in first quarter 2013, which represented a 42% increase compared with first quarter 2012. Our commercial business continues to gain traction, and new commercial relationships nearly doubled to 19 in the first quarter compared with 10 a year ago. We’re also experiencing success in winning complementary deposit and treasury management services for company owners and management and banking packages for employees from customers, which results in a stronger and more complete relationship.”

The company noted more activity in 1-4 family residential and commercial construction than in the past several years, which created opportunities to win high-quality loans with successful builders. The bank’s mortgage lending activity was up, reflecting an increase in home purchase activity. Like many banks, the bank has experienced a modest slowdown in refinancing activity because many people able to refinance mortgages have already done so.

Loan portfolio growth was highlighted by a 15% increase in commercial real estate loans to $95.37 million at March 31, 2013 compared with $83.08 million at March 31, 2012, led by loans on investment and income-producing property. Construction lending rose 17% to $15.55 million in first quarter 2013 compared with $13.22 million in first quarter 2012.

Management noted the bank had more than $20 million of pending loans as the bank entered second quarter 2013, including a large commercial and industrial loan. The company has approximately $67 million in approved an untapped lines of credit. Line usage was approximately 60%, partially reflecting seasonally lower levels of credit line usage, compared with a more normal level of 75% usage.

The bank’s balance sheet continued to demonstrate improving quality. The ratio of non-performing loans to total loans declined to 1.82% at March 31, 2013 compared with 3.07% at March 31, 2012. The bank’s target for this ratio is approximately 2% or below. The company’s allowance for loan losses to total loans was 1.69% in first quarter 2013 compared with 1.89% in first quarter 2012 and 1.70% at year-end 2012.

Coverage for losses increased significantly, with an allowance for loan losses to non-accruing loans of 93% in first quarter 2013 compared 61% in first quarter 2012. Loan charge-offs decreased 52% in first quarter 2013 compared with first quarter 2012. The ratio of loans past due 30 to 90 days to total loans was 0.78%, well below the company’s target for the quarter. Other real estate owned declined to $2.32 million at March 31, 2013 compared with $3.57 million at March 31, 2012. The bank’s “Texas Ratio” declined to 21% compared with 39% in the prior year’s first quarter.

Chapman concluded: “We were very pleased with our performance and loan growth during the first quarter. With strengthened underwriting, credit and risk management processes in place, we believe that the loans we’re making are well-secured and of high quality. Enhancing the company’s value to shareholders through asset quality improvement and through revenue growth, is a top priority. Although we face economic, regulatory and interest rate challenges, we are optimistic that Bank of the James can leverage its commitment to Region 2000 and earn a greater share of retail, commercial, and investment services business.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, which was ranked by Forbes magazine among the top 50 places in the United States for business and careers. The bank operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. The company is celebrating its 14th anniversary this year. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Mar 31, 2013	Three months ending Mar 31, 2012	Change	Year to date Mar 31, 2013	Year to date Mar 31, 2012	Change
Interest income	$4,537	$4,686	-3.18%	$4,537	$4,686	-3.18%
Interest expense	616	820	-24.88%	616	820	-24.88%
Net interest income	3,921	3,866	1.42%	3,921	3,866	1.42%
Provision for loan losses	235	750	-68.67%	235	750	-68.67%
Noninterest income	964	671	43.67%	964	671	43.67%
Noninterest expense	3,531	3,284	7.52%	3,531	3,284	7.52%
Income taxes	331	143	131.47%	331	143	131.47%
Net income	788	360	118.89%	788	360	118.89%
Weighted average shares outstanding	3,352,725	3,342,415	0.31%	3,352,725	3,342,415	0.31%
Basic net income per share	$0.24	$0.11	$0.13	$0.24	$0.11	$0.13
Fully diluted net income per share	$0.24	$0.11	$0.13	$0.24	$0.11	$0.13

Balance Sheet at period end:	Mar 31, 2013	Dec 31, 2012	Change	Mar 31, 2012	Dec 31, 2011	Change
Loans, net	$325,510	$319,922	1.75%	$312,185	$318,754	-2.06%
Loans held for sale	804	904	-11.06%	1,005	434	131.57%
Total securities	48,771	53,369	-8.62%	65,260	56,471	15.56%
Total deposits	385,194	399,015	-3.46%	386,591	374,234	3.30%
Stockholders’ equity	29,972	29,613	1.21%	27,036	26,805	0.86%
Total assets	428,086	441,381	-3.01%	433,372	427,436	1.39%
Shares outstanding	3,352,725	3,352,725	—	3,342,418	3,342,418	—
Book value per share	$8.94	$8.83	$0.11	$8.09	$8.02	$0.07

Daily averages:	Three months ending Mar 31, 2013	Three months ending Mar 31, 2012	Change	Year to date Mar 31, 2013	Year to date Mar 31, 2012	Change
Loans, net	$321,431	$316,253	1.64%	$321,431	$316,253	1.64%
Loans held for sale	964	774	24.55%	964	774	24.55%
Total securities	53,003	61,017	-13.13%	53,003	61,017	-13.13%
Total deposits	387,999	375,435	3.35%	387,999	375,435	3.35%
Stockholders’ equity	28,989	26,818	8.10%	28,989	26,818	8.10%
Interest earning assets	391,029	393,195	-0.55%	391,029	393,195	-0.55%
Interest bearing liabilities	333,404	344,208	-3.14%	333,404	344,208	-3.14%
Total assets	429,431	426,030	0.80%	429,431	426,030	0.80%

Financial Ratios:	Three Months Ending Mar 31, 2013	Three months ending Mar 31, 2012	Change	Year to date Mar 31, 2013	Year to date Mar 31, 2012	Change
Return on average assets	0.74%	0.34%	0.40	0.74%	0.34%	0.40
Return on average equity	11.02%	5.38%	5.64	11.02%	5.38%	5.64
Net interest margin	4.06%	3.94%	0.12	4.06%	3.94%	0.12
Efficiency ratio	72.28%	72.38%	(0.10)	72.28%	72.38%	(0.10)
Average equity to average assets	6.75%	6.29%	0.46	6.75%	6.29%	0.46

Allowance for loan losses:	Three months ending Mar 31, 2013	Three months ending Mar 31, 2012	Change	Year to date Mar 31, 2013	Year to date Mar 31, 2012	Change
Beginning balance	$5,535	$5,612	-1.37%	$5,535	$5,612	-1.37%
Provision for losses	235	750	-68.67%	235	750	-68.67%
Charge-offs	(186)	(384)	-51.56%	(186)	(384)	-51.56%
Recoveries	22	28	-21.43%	22	28	-21.43%
Ending balance	5,606	6,006	-6.66%	5,606	6,006	-6.66%

Nonperforming assets:	Mar 31, 2013	Dec 31, 2012	Change	Mar 31, 2012	Dec 31, 2011	Change
Total nonperforming loans	$6,040	$6,346	-4.82%	$9,779	$10,376	-5.75%
Other real estate owned	2,318	2,112	9.75%	3,566	3,253	9.62%
Total nonperforming assets	8,358	8,458	-1.18%	13,345	13,629	-2.08%
Troubled debt restructurings - (performing portion)	569	572	-0.52%	187	783	-76.12%

Asset quality ratios:	Mar 31, 2013	Dec 31, 2012	Change	Mar 31, 2012	Dec 31, 2011	Change
Nonperforming loans to total loans	1.82%	1.95%	(0.13)	3.07%	3.20%	(0.13)
Allowance for loan losses to total loans	1.69%	1.70%	(0.01)	1.89%	1.73%	0.16
Allowance for loan losses to nonperforming loans	92.81%	87.22%	5.59	61.42%	54.09%	7.33